Exhibit 99.1

Nutriband Receives Notice of Allowance fOR NEW U.S. PATENT COVERING ITS Transdermal Abuse Deterrent Technology

The AVERSA™ transdermal abuse deterrent technology is protected by a broad international intellectual property portfolio with patents issued in 46 countries including the United States, Europe, Japan, Korea, Russia, China, Canada, Mexico, and Australia.

ORLANDO, FL / ACCESSWIRE / February 7, 2025 / Nutriband Inc. (NASDAQ:NTRB)(NASDAQ:NTRBW), a company engaged in the development of prescription transdermal pharmaceutical products, today announced that it received a Notice of Allowance from the United States Patent and Trademark Office (USPTO) on February 3, 2025 for patent application 18/369,241, “Abuse and Misuse Deterrent Transdermal Systems” which covers its Aversa™ abuse deterrent technology. The receipt of a Notice of Allowance means that the USPTO is expected to issue a U.S. patent for this application after administrative processes have been completed.

The expected issuance of this patent further expands Nutriband’s intellectual property protection in the United States for its portfolio of abuse deterrent transdermal products based on its proprietary Aversa™ abuse deterrent technology. This technology can be incorporated into transdermal patches to prevent the abuse, diversion, misuse, and accidental exposure of drugs with abuse potential. Nutriband’s lead product under development is Aversa™ Fentanyl, an abuse deterrent fentanyl transdermal system, with the potential to become the first abuse deterrent pain patch on the market.

Nutriband’s AVERSA™ abuse-deterrent technology can be utilized to incorporate aversive agents into transdermal patches to prevent the abuse, diversion, misuse, and accidental exposure of drugs with abuse potential including opioids and stimulants. The technology consists of a proprietary aversive agent coating that employs taste aversion to deter the oral abuse of and accidental exposure to transdermal opioid and stimulant patch products.

The AVERSA™ abuse deterrent technology is protected by a broad international intellectual property portfolio with patents issued in 46 countries including the United States, Europe, Japan, Korea, Russia, China, Canada, Mexico, and Australia.

AVERSA Fentanyl has the potential to be the world’s first abuse-deterrent opioid patch designed to deter the abuse and misuse and reduce the risk of accidental exposure of transdermal fentanyl patches. AVERSA Fentanyl has the potential to reach peak annual US sales of $80 million to $200 million.1

1 Health Advances Aversa Fentanyl market analysis report 2022

About AVERSA™ Abuse-Deterrent Transdermal Technology

Nutriband’s AVERSA™ abuse-deterrent transdermal technology incorporates aversive agents into transdermal patches to prevent the abuse, diversion, misuse, and accidental exposure of drugs with abuse potential. The AVERSA™ abuse-deterrent technology has the potential to improve the safety profile of transdermal drugs susceptible to abuse, such as fentanyl, while making sure that these drugs remain accessible to those patients who really need them. The technology is covered by a broad intellectual property portfolio with patents granted in the United States, Europe, Japan, Korea, Russia, China, Canada, Mexico, and Australia.

About Nutriband Inc.

We are primarily engaged in the development of a portfolio of transdermal pharmaceutical products. Our lead product under development is an abuse-deterrent fentanyl patch incorporating our AVERSA™ abuse-deterrent technology. AVERSA™ technology can be incorporated into any transdermal patch to prevent the abuse, misuse, diversion, and accidental exposure of drugs with abuse potential.

The Company’s website is www.nutriband.com. Any material contained in or derived from the Company’s websites or any other website is not part of this press release.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those anticipated in its forward-looking statements as a result of a number of factors, including those including the Company’s ability to develop its proposed abuse-deterrent fentanyl transdermal system and other proposed products, its ability to obtain patent protection for its abuse technology, its ability to obtain the necessary financing to develop products and conduct the necessary clinical testing, its ability to obtain Federal Food and Drug Administration approval to market any product it may develop in the United States and to obtain any other regulatory approval necessary to market any product in other countries, including countries in Europe, its ability to market any product it may develop, its ability to create, sustain, manage or forecast its growth; its ability to attract and retain key personnel; changes in the Company’s business strategy or development plans; competition; business disruptions; adverse publicity and international, national and local general economic and market conditions and risks generally associated with an undercapitalized developing company, as well as the risks contained under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form S-1, Form 10-K for the year ended January 31, 2024, filed May 1, 2024, the Forms 10-Q’s filed subsequent to the Form 10-K in 2024, and the Company’s other filings with the Securities and Exchange Commission. Except as required by applicable law, we undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date hereof.

Contact Information:

Nutriband Inc.
Phone: 407-377-6695
Email: Support@nutriband.com

SOURCE: Nutriband Inc.